Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Robert J. Labick –  President, CJS Securities, Inc.
Frank Camma – Analyst, Sidoti & Co. LLC
Christopher M. Carey – Analyst, Bank of America Merrill Lynch
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome to the Helen of Troy Limited Fourth Quarter 2019 Earnings Call. Today's conference is being recorded.
At this time, I would like to turn the conference over to Jack Jancin, Senior Vice President, Corporate Business Development. You may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone, and welcome to Helen of Troy's fourth quarter and fiscal 2019 year earnings conference call.
The agenda for the call this morning is as follows. I'll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on the financial performance of the quarter and accomplishments of the year and outline areas of focus for fiscal 2020. Then, Mr. Brian Grass, the company's CFO, will review the financials in more detail and comment on the company's outlook for fiscal 2020. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.
This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.
This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.
Before I turn the call over to Mr. Mininberg, I'd like to inform all interested parties that a copy of today's earnings release has been posted to the Investor Relations section of the company's website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's homepage, and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thanks, Jack, and good morning, everyone. Thanks for joining us today. Welcome to our call. My comments today will focus on three areas. First, I will discuss our fourth quarter and full year results. Then, I will share the progress on Helen of Troy's multi-year transformation strategy as today's release marks the conclusion of Phase I which began five years ago in fiscal 2015. Finally, I will provide a few thoughts on Phase II of Helen of Troy's transformation in advance of our upcoming Investor Day on May 21. Brian will then share a deeper view into our financials, including our outlook for fiscal 2020. Following that, we'll open up the lines for Q&A.

The fourth quarter finished well ahead of expectations. All told, core sales were flat against a particularly difficult comparison in which sales grew 11.3% in the same period last year. A tribute to the strength of our diversified portfolio.

Online sales led the way, up approximately 36% year-over-year. Outstanding. We are pleased to report Beauty net sales exceeded our expectations, driven by exceptionally strong hair appliance growth.

Housewares also over-delivered, up 7.8% climbing over its high year-ago base. This momentum more than offset the lower sales we expected in our Health & Home segment which faced a tough comparison to last year's especially robust cough, cold and flu season.

Adjusted operating margin improved by 30 basis points, and adjusted diluted EPS increased 7.7%, even as we continued to make incremental investment behind our Leadership Brands and felt the impact of tariff increases and higher transportation costs. Speaking of tariffs, the pricing matters discussed during our last call are now largely resolved. Brian will speak to this during his remarks.
This quarter caps great full year results. Net sales for the full fiscal year 2019 grew 5.8%, Leadership Brands grew 8.9%, online sales grew approximately 28%, and adjusted diluted EPS grew 11.3%.
The investment in our Leadership Brands continued to pay off, focusing primarily on digital marketing, e-commerce and new product development. Incremental investment levels in these areas were up year-over-year, in line with the outlook we gave at the beginning of fiscal 2019.
Amazon continues to grow and is now our number two customer, accounting for approximately 16% of revenue during the fiscal year. In the aggregate, all other e-commerce sales grew similarly in fiscal 2019. We also invested further in our Asia-Pacific sourcing operation, our distribution centers and other shared services.
Careful stewardship and allocation of capital was also a hallmark of fiscal 2019. Inventory turns improved and return on invested capital, net of restructuring, was a healthy 14.6%. During the year, we also returned $212 million to shareholders through share repurchase.
Turning now to our business segments. I'd like to start with Beauty, which delivered a great quarter and another positive year in the appliance business. Beauty core sales increased 13.7% in the fourth quarter and grew 0.2% for the full year.
Fiscal 2019 marks the second consecutive year of growth for the Beauty appliance business. The stabilization efforts in Beauty appliances started four years ago as we invested in innovation and much better branding. We also exited businesses with lower margin and lower potential.

Over the past two years, the efforts to drive appliances have accelerated under strong new leadership and with even more focus on developing the online channel, digital marketing and new products for the retail and professional market, as well as further improvements to the caliber of our organization.
Similar efforts were also made internationally, along with some moves specific to the EMEA market, all leading to growth in Europe. During fiscal 2019, we broadened our portfolio by introducing Hot Tools Signature Series in the U.S. retail channel, tapping into the significant heritage of our Hot Tools professional brand. Early data suggest that the Signature Series is being well received by customers and consumers. We also launched new Hot Tools products for the pro market which serves salons, stylists and those consumers seeking professional products.
On Revlon, we dialed up investment in our greatly improved digital marketing efforts to support new, innovative, consumer-centric appliances at retail in brick-and-mortar and online. We have been growing our share of the online market for appliances for the past two years and it accelerated in the fourth quarter of fiscal 2019. Recent third-party data shows that Revlon is now the online market share leader in hair appliances.
At last month's International Home and Housewares Show in Chicago, our Revlon hair appliance brand was recognized by the NPD Group, winning an award for largest increase in online buyer reach for calendar year 2018. This is further testament that Beauty has been catching up rapidly to the overall Helen of Troy online sales rate through a powerful combination of products that delight consumers by satisfying their needs for fast, excellent, one-step styling, a successful marketing campaign and significant earned media attention.
As our focus on Beauty appliances continues to sharpen, we issued a press release last month confirming we are exploring the potential divestiture of the Personal Care business, a subset of our Beauty segment. The process is progressing, and we will share more in the future as appropriate.
Looking forward, we expect Beauty to continue its trend towards stabilization and expect our appliances business to show a third consecutive year of growth in fiscal 2020, behind new product innovations and upgraded portfolio; further investment in marketing, particularly digital; additional focus on EMEA; and new efforts in Asia.
In Health & Home, our largest and most global business, we continued to make positive gains domestically, internationally, online and in-store despite a fourth quarter decline due to the tough year-over-year comparison.
On a full fiscal year basis, the segment's core sales grew solidly, up 3.1% year-over-year, and adjusted operating margin improved 0.7 percentage points. This was especially strong, coming on top of the 7.9% revenue growth in this segment in fiscal 2018, which benefited from several items, favorable ones, such as a robust cough, cold and flu season and prolonged cold weather.
Seasonal products, such as air purifiers, fans and heaters, continued to perform well in this segment behind new products, incremental distribution and shelf space gains at existing domestic customers. Health & Home continues to distinguish itself with awards for its innovation and go-to-market excellence.
We are pleased to report that our Braun ear thermometer was recently recognized with a prestigious European Stiftung Warentest, known as StiWa, in Germany and other EU countries, where consumers place a high value on strong ratings and recommendations from this organization. The rigorous test from this highly respected independent consumer agency compares product usefulness, functionality and environmental impact.

Our Braun team was also recognized by Procter & Gamble last month, earning P&G's Trademark Licensing Partner of the Year award, which marks the seventh licensing excellence award we have earned from P&G over the past 12 years.
I'm very happy to share news that reflects also on the strength of our Health & Home leadership team and our careful attention to long-term succession planning. Jon Kosheff retired as President of our Health & Home segment on March 1, 2019. Jon distinguished himself during his 12-year tenure, the last 5 of which he led the segment. From our strong branch, we are pleased to promote Christophe Coudray to succeed Jon. Christophe has been with Health & Home for 11 years working side by side with Jon as a key contributor to the segment's strong business results.
Christophe led marketing, new product development and the fast-growing Asia business. He has excellent domestic and international credentials, spending nearly 25 years between Gillette and P&G where he worked on multiple brands including Braun and Oral-B across several regions. Christophe now serves on our global leadership team and reports directly to me.
Our Housewares segment delivered an impressive fourth quarter with core sales up 8.1% against a very strong year-ago compare. Core sales grew 14.1% for the fiscal year, as both OXO and Hydro Flask finished strong and posted healthy growth. This reflects outstanding execution and healthy business fundamentals. Our investment in innovation, new distribution, marketing and e-commerce are working and providing good results.
We continue to win with consumers and customers domestically, internationally, online and in brick and mortar. Like Beauty, OXO was also recognized by the NPD Group during last month's International Home and Housewares Show, earning NPD's award for top increase in market share in food storage for calendar year 2018. In addition, OXO continues to be recognized for its excellence in universal design, now increasingly on an international level as we further expand the brand overseas.
This past February, OXO earned four German Design Council awards. Hydro Flask delivered excellent sales growth for the quarter and full fiscal year. Sell-through rates continued to climb and, according to third-party syndicated data, added further market share growth to its number one position in metal beverage bottles. Sales continue to track in line with customer order replenishment. And trade inventory remains healthy.
Consumer demand in the holiday season and throughout the quarter remains strong. Hydro Flask's robust growth in the fourth quarter reflects our efforts to increase distribution, particularly in the eastern United States. The brand has become much more widely available in the East, is rapidly increasing its awareness and is well loved by consumers. Hydro Flask continues to introduce new products and grow internationally.
In February, we began shipping our 2019 spring collection, which furthered our strategy of going beyond the bottle. New products include portable soft-sided coolers and innovative cooler cup and new accessories. Of course, we also added to our market-leading bottle lineup with new products and new colors. Customer reaction has been very positive, and we are strongly supporting the launches with digital and in-store marketing. Additionally, just last month, an international panel awarded Hydro Flask four coveted 2019 iF Design Awards for the new soft cooler pack, the new soft cooler tote, the new straw lid and the new cooler cup.
As we report the results of fiscal 2019, I would now like to take a step back and speak to the progress made on our multi-year transformation. Fiscal 2019 marks the successful completion of Phase I of our transformation strategy, delivering excellent performance across a wide range of measures. Back in May of 2015, we laid out an ambitious five-year plan guided by seven strategic choices. The plan was intended to transform Helen of Troy into a faster-growing, consumer-centric operating company unified by a common culture. All designed to deliver much higher profitability, long-term shareholder value and major improvements on our business, organization and shared services.
A global leadership team was formed and our worldwide associates were deployed to execute with excellence. We are proud to report our Phase I results. Over the past five years, our net sales CAGR improved to 3.7% and accelerated to 4.2% in the past three years.
Adjusted operating margin expanded by 1.3 percentage points and adjusted diluted EPS grew at a CAGR of 12.4%. We improved sales growth by focusing on our Leadership Brands, made strategic acquisitions, became a much more efficient and effective operating company, improved inventory turns and return on invested capital and returned capital to shareholders.
The powerful combination of operating leverage, 2.2 points of improved gross margin and operating efficiencies unlocked by our shared services structure allowed us to nearly double investment in our Leadership Brands. This investment primarily focused on consumer-centric innovation, digital marketing and expansion into the e-commerce channel. As a result, Leadership Brands now represent approximately 80% of the company's sales for fiscal 2019.
Free cash flow grew by a CAGR of 8.9% during Phase I, a product of improved earnings, lean CapEx and higher inventory turns, which improved to 3.3 times, up half a turn from the end of fiscal 2014. We deployed that cash flow into acquisition and returned excess capital to shareholders through share buybacks, yet maintained conservative levels of debt positioning us well to add new Leadership Brands into our greatly improved operating structure.
Return on invested capital was 14.6% in fiscal 2019, more than doubling the spread versus our cost of capital since fiscal 2014. To deliver these external results, we also worked hard at internal transformation. We reorganized each of our business segments to focus on sales, marketing and new product development for our Leadership Brands and added new products - new brands such as Hydro Flask.
We integrated most everything else into a set of global shared services, which in turn were majorly rebuilt to support the businesses better and cheaper. This included upgrading our supply chain, HR, IT, legal and finance and attacking waste in every part of the company to improve cost, quality, speed and capability. We also upgraded the caliber of our organization, unifying, engaging and energizing our associates into a highly collaborative global team by cultivating a new culture and overhauled every major people system in the company. This made us more of an employer of choice and helped us attract new top talent and retain existing high performers.
We also focused on becoming much more shareholder friendly and better stewarding our assets for greatly improved long-term value creation. Our global team of passionate associates deserves all the credit for these results. They are more passionate, engaged and committed than ever. Every day, they are obsessed with delighting consumers with world-class brands and innovative products, delivering operational excellence and building ever stronger and more efficient shared services.
I would like to close my comments today with a few thoughts on Phase II. As proud as I am of our organization for their work in Phase I, I am most inspired by what lies ahead. Phase II is designed to drive the next five years of progress. Like Phase I, executing our Phase II strategic choices will be the root of everything we do. Our overall goals are to continue winning with our brands, with consumers, with our businesses and with our organization, all with a sharp eye on creating additional long-term shareholder value. We will outline specific long-term targets regarding sales growth, margin expansion, EPS growth and other key measures in our Investor Day next month.

The Phase II strategies include continued investment in our Leadership Brands with a focus on growing through consumer-centric innovation, expanding more aggressively outside of the United States and adding new brands through acquisition. We plan to build further shared service capability and operating efficiency, as well as attracting, retaining, unifying and training the best people. We have already begun implementation. Critical projects are underway all around the company, intended to deliver on our next set of long-term goals. I look forward to building on our track record of results and value creation alongside our talented team of global associates. In short, I believe the best is yet to come for Helen of Troy.
With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone. Before discussing the quarter in more detail, I'd like to start with a few broad points. First, my comments today will be regarding our results from continuing operations for the fourth quarter and full fiscal year 2019 compared to the same period last year, unless otherwise indicated.
Second, just a reminder that the - first quarter of fiscal 2019, we adopted the new revenue recognition accounting standard. As a result, we have reclassified certain expenses from SG&A to a reduction of net sales revenue. Corresponding amounts in the prior periods have been reclassified to conform with the current period presentation, so that both periods are comparable. Please see the table and footnotes in the press release for further information.
Finally, a few comments on tariffs. As highlighted on the third quarter call, the bulk of our pricing actions did not become effective until the end of fiscal 2019 or early fiscal 2020 due to the negotiation and notice periods involved in taking pricing actions with customers. As such, in line with our stated expectations, we absorbed an adverse impact of cost of goods sold in the fourth quarter.
In total, the net unmitigated tariff impact that we absorbed during fiscal 2019 was approximately $4 million. We are pleased to report that we have now largely completed pricing action and other mitigation actions with our customers and do not expect any meaningful adverse gross profit dollar impact from tariffs going forward, assuming the status quo remains in effect.
Turning to review of the quarter. We achieved strong results with adjusted diluted EPS above our expectations, largely due to stronger than expected net sales in Housewares and Beauty, as well as overall favorability in SG&A.
During the fourth quarter of fiscal 2019, we aligned our Health & Home spending with cough, cold, flu season demand, which was well below the same period last year. Conversely, in the Beauty segment, we saw strength in several product lines and made incremental investments behind them. We also made incremental investment in Housewares behind attractive opportunities in OXO and Hydro Flask. Net-net, we increased our total year-over-year advertising spend in the fourth quarter, but also deferred some spending into early fiscal 2020.
Consolidated sales revenue was $384.8 million, a 0.7% decrease over the prior year, driven by unfavorable foreign currency fluctuations of approximately $2.6 million or 0.7%. Our core business net sales were flat, as we benefited from strong growth in Housewares and Beauty. Sales in the online channel grew approximately 36% year-over-year to now comprise approximately 20% of our consolidated net sales in the fourth quarter.
These factors were offset by a decline in our Health & Home segment due to the unfavorable comparison to the fourth quarter of fiscal 2018, which benefited from high cough, cold, flu incidents along with unseasonably cold fall and winter weather. Housewares' net sales increased 7.8%, as the segment continues to see strength in both the OXO and Hydro Flask brands, particularly online. Health & Home net sales decreased 11.7%, in line with our expectations, which reflects the difficult comparison to the fourth quarter of last year that I just mentioned.
Segment net sales were also unfavorably impacted by net foreign currency fluctuations of $1.7 million or 0.9%. These factors were partially offset by seasonal category growth, including incremental distribution gains with existing customers and new product introductions.
Beauty net sales increased 13.1% primarily due to growth in the online channel, new product introductions in the appliance category and an increase in international sales, partially offset by a decline in Personal Care and the discontinuation of certain brands and products.
Consolidated gross profit margin was 40.9% compared to 40.8% for the same period last year. The 0.1 percentage point increase was primarily due to a more favorable product mix and negotiated product cost reductions, partially offset by the margin impact from a decline in overall Leadership Brands sales, higher inbound freight costs and the net impact of tariff increases.
SG&A was 29.2% of net sales compared to 29.5% for the same period last year. The 0.3 percentage point decrease is primarily due to the favorable comparative impact of foreign currency exchange and forward contract settlements and lower amortization expense, partially offset by higher freight costs, increased share-based compensation expense and higher overall advertising expense.
GAAP operating income was $44.1 million or 11.1% of net sales. This compares to $31.4 million or 8.1% of net sales in the same period last year, which included a pre-tax non-cash asset impairment charge of $11.4 million. Adjusted operating income was $53.5 million or 13.9% of net sales compared to $52.7 million or 13.6% of net sales.
Turning now to adjusted operating margin by segment. Housewares' adjusted operating margin was 18.1% compared to 17.4%. The 0.7 percentage point increase primarily reflects the margin impact of more favorable product mix and negotiated product cost decreases. These factors were partially offset by higher rent expense related to new office space, an increase in advertising expense and higher freight expense.
Health & Home adjusted operating margin was 12.6%, compared to 9.1%. The 3.5 percentage point increase primarily reflects lower advertising expense, lower incentive compensation expense and favorable foreign currency exchange and forward contract settlements. These factors were partially offset by a less favorable product mix, tariff increases and higher freight expense.
Beauty adjusted operating margin was 10.4%, compared to 18.6%. The 8.2 percentage point decrease is primarily due to the unfavorable margin impact from the decline in Personal Care, higher advertising expense and higher freight expense.
In addition to the broader industry trend of higher freights year-over-year, the segment elected to incur higher logistics expense in the quarter in an effort to keep up with strong demand for several of its products.
Our effective tax rate was 7.9%, compared to 70.6% for the same period last year. The lower effective tax rate reflects the favorable comparative impact of a one-time charge of $17.9 million last year related to 2018 U.S. tax reform.
Income from continuing operations was $37.7 million or $1.47 per share and includes $0.04 per share in after-tax restructuring charges. This compares to income from continuing operations of $8.4 million or

$0.31 per share in the same period last year which included a total of $1.07 per share in tax reform, impairment and restructuring charges.
Non-GAAP adjusted income from continuing operations was $46.6 million or $1.82 per share, compared to $45.7 million or $1.69 per share which represents a 7.7% increase in adjusted diluted EPS despite the unfavorable tariff impact and increased advertising spend year-over-year.
Loss from discontinued operations was $0.4 million, compared to income from discontinued operations of $51.7 million in the same period last year. Income in the fourth quarter of fiscal 2018 primarily reflects the tax benefit of $49.2 million related to non-cash asset impairment charges in the Nutritional Supplements segment.
Now, moving on to our financial position. Accounts receivable turnover increased to 68.3 days for fiscal 2019, compared to 62.7 days in the same period last year. Turnover is an average trailing 12-month calculation and the increase primarily reflects the timing of revenue growth and cash collections period-over-period. Accounts receivable balance at the end of fiscal 2019 was $280 million, which is in line with the balance of $276 million at the same time last year.
Inventory was $302.3 million, compared to $251.5 million at the same time last year. The increase primarily reflects the impact from the comparatively weaker cough, cold, flu season, the maintenance of temporarily higher inventory levels to avoid any potential disruption in supply as we make strategic supplier consolidations in certain parts of our business and integrate Hydro Flask into our distribution center, as well as higher trade inventory in the Asia-Pacific e-commerce channel.
We believe inventory in the Asia-Pacific e-commerce channel has now returned to healthier levels, and customer order patterns appear to be largely aligned with consumption. Trailing 12-month inventory turnover improved to 3.3 times, compared to 3 times in the prior-year period.
Net cash provided by operating activities from continuing operations for fiscal 2019 decreased $18 million to $200.6 million. The decrease was primarily driven by an increase in cash used for inventory and the dispute settlement payment of $15 million made earlier in fiscal 2019. These factors were partially offset by an increase in income from continuing operations and higher non-cash share-based compensation.
Total short and long-term debt was $320.8 million, compared to $289.9 million at the end of the fourth quarter last year. Our leverage ratio was 1.3 times for the fourth quarter of fiscal 2019, flat with 2018.
During the fourth quarter, we repurchased 655,000 shares of our common stock in the open market for $75 million or an average price of less than $115 per share. For the full fiscal year, we repurchased 1.9 million common shares in the open market for approximately $212 million. Over the last five years, we have repurchased $751 million of our common stock in aggregate.
Taking a step back from the quarter, we're proud of our results over the last year. We believe we over-delivered on our commitments to our shareholders while investing in the short and long-term health of our businesses and absorbing unprecedented tariff increases.
Looking at the last two years, we've delivered two consecutive years of 5.8% growth that is almost entirely organic. We also expanded our operating margin and grew adjusted EPS by 11% each year.
As we continue to adapt to the dynamic omni-channel and retail environment and quickly capitalize on our opportunities, we are subject to volatility in our quarterly results. Despite this volatility, we are pleased with our operational execution and ability to achieve consistent annual results and expect to continue to prioritize annual performance and the long-term health of our businesses.
Reflecting on the past five years, I'm proud of what we accomplished during Phase I and I'm excited for Phase II. We've continued to improve our businesses, our global team and our shared service functions. We've created a more integrated, more effective and more efficient organization that is better equipped to navigate and succeed in a dynamic business environment to adapt to changes in the trade landscape and to successfully integrate potential acquisitions.
We also believe we've optimized our debt structure to match our strategic objectives in a cost-effective way. And we continue to be well-positioned to deploy meaningful capital with lower relative risk due to our low leverage and strong cash flow.
Our expectations for fiscal 2020 reflect our progress as well as our belief in our ability to generate organic growth in the next phase of our transformation. For fiscal 2020, we expect consolidated net sales revenue in the range of $1.58 billion to $1.611 billion, which implies consolidated sales growth of 1% to 3% and a three-year sales growth CAGR of 4.2% to 4.9%, which is almost entirely organic.
Our net sales outlook reflects the following expectations by segment: Housewares net sales growth of 4% to 6%, which implies a three-year CAGR of 9.2% to 9.9%; Health & Home net sales growth of 2% to 3%, which implies a three-year CAGR of 4.2% to 4.5%; and the Beauty net sales decline in the low-single digits, which includes the expectation for a third consecutive year of growth in our appliance business.
We expect consolidated GAAP diluted EPS from continuing operations of $6.83 to $7, and non-GAAP adjusted diluted EPS from continuing operations in the range of $8.25 to $8.50 which excludes any asset impairment charges, restructuring charges, share-based compensation expense, and intangible asset amortization expense.
Our net sales and diluted EPS outlook assumes the severity of the cough, cold, flu season will be in line with historical averages and that March 2019 foreign currency exchange rates will remain constant for the remainder of this fiscal year. Our diluted EPS outlook is based on an estimated weighted average diluted shares outstanding of 25.4 million. The year-over-year comparison of adjusted diluted EPS from continuing operations is impacted by expected increase in growth investments of 10% to 15%.
We expect adjusted EPS growth for fiscal 2020 to be concentrated in the second half of the year due to the strong performance comparison and specific events in the first half of fiscal 2019, as well as the pattern of planned investment spending which will be more heavily weighted in the first half of fiscal 2020 compared to fiscal 2019.
We expect the decline in adjusted EPS for the first half of fiscal 2020 of 4% to 8% year-over-year. We expect the decline to be heavily concentrated in the first quarter, primarily due to strong prior-year cough, cold, flu incidents that had a favorable impact into the first quarter of fiscal 2019, which we do not expect in fiscal 2020; strong international e-commerce sales in the first quarter of fiscal 2019 that we expect to grow more evenly across fiscal 2020; club channel pipeline fill-in sales during the first quarter of fiscal 2019, not expected to repeat in the first quarter of fiscal 2020; the acceleration of Hydro Flask orders into the first quarter of fiscal 2019 in advance of the integration into our ERP system; and the unfavorable comparative impact year-over-year of advertising and new product development expenses.
We expect to report a GAAP effective tax rate range of 9.5% to 11.5% and an adjusted effective tax rate range of 8.8% to 10.5% for the full fiscal year 2020. The likelihood and potential impact of any fiscal 2020 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations or further share repurchases are unknown and cannot be reasonably estimated. Therefore, they are not included in our sales and earnings outlook.
Now, I'd like to turn it back to the operator for questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] We will now take our first question from Robert J. Labick of CJS Securities. Please go ahead.

<Q - Robert J. Labick - CJS Securities, Inc.>: Good Morning. Congratulations on a nice fiscal 2019 and a nice outlook for fiscal 2020 and beyond.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thanks, Bob. Appreciate it. Nice to talk to you. We're very proud of the results.

<Q - Robert J. Labick - CJS Securities, Inc.>: Yeah, I know. Good stuff. I wanted to start with Personal Care, if you can. If you can't, we can skip the question. But if you could give us any sense of kind of process time, your expectations or maybe even like rough sales on a margin level, any kind of color around the potential process going on.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Bob, we're pretty limited on the ability to talk to this one because we're in the exploratory process. I'll turn it over to Jack, if he can give any color. But we won't be able to give the kind of detail that I know you're asking about.

<A - Jack Jancin - Helen of Troy Ltd.>: Yeah. It's exactly what Julien said. We're in the middle of the process. So, we'll have more to say at some point in time in the future about that process. I think, from a sales standpoint, we've shared in the past in our presentation - it's roughly on - of the Beauty segment, in that 25% to 30% range. And beyond that we generally don't disclose much more than that, although we have told you that generally the margins on the business are higher than the Helen of Troy average on that particular piece of business.

<Q - Robert J. Labick - CJS Securities, Inc.>: Got it. Okay. Terrific. Appreciate the color that you can give. Sticking with the Beauty segment, obviously, really strong strength in the appliances in the last couple of years, but in the quarter in particular, can you talk about the - was there, like, one kind of event in the quarter that led to the strength because, obviously, you're still looking for a decline in overall Beauty next year? Was this a sell-in? Was this a new product or - a little more color and characterize the appliances' strength and outlook, please.

<A - Julien Mininberg - Helen of Troy Ltd.>:
Yeah. I can speak to both parts of it - the appliances and also the year-over-year in the forward-looking outlook section. So, in the appliances, since we don't break out the sub segments of each division, the appliances I think have gotten a bit of a bad rap over the last couple of years because the turnaround efforts have been substantial. We've talked about them on many of our calls. But nonetheless, at a macro level, what folks see is that the Beauty has been in decline.
So now that we're exploring the potential sale for Personal Care and appliances have put a second consecutive year of growth on the board, I think it's time to shine the light. So, we did that. And frankly, we expect it to continue in fiscal 2020. So, if you look at what's driving it, there's been some pretty fundamental work done. You've been with us a long time. So, you probably remember me speaking about a major change and step-up in innovation and rebranding in Beauty three or four years ago. That took a while to get into the marketplace. We've had some hits and also a few misses. And over time, we've gotten better and better on the marketing side. We put much more money into it. And over the last two years, under the leadership of our new President, things have really stepped up and the acceleration is now showing beautifully.
Specifically, in Revlon, we have some new products that now combined with a pretty phenomenal digital marketing campaign. The products themselves are just winners. And the blogosphere and social media and other earned media attention has grown explosively. Third-party data shows that our online share has just been growing like a weed over those two years and especially over the last quarter or two. And the result is that market leadership position online now for Revlon, as these products kick in in one or two in particular.
We also expanded Hot Tools now into the retail market through a Signature Series, a special line for retail consumers. Retailers have been asking for something like this for several years. And we finally found a way to do it and bring the Hot Tools heritage, a retail version of those pro-grade products that's distinct from the professional products and now also the right support behind it. Refuel, that project that we had done on the restructuring side over the last two years, was aggressively embraced to fuel all of this. That's why, frankly, we gave it that name and we've upgraded the organization as well and the room to do that made a huge difference to these results.
In terms of the year-over-year - and by the way, we like our prospects on the product development side. Signature Series is getting traction. We like what we see so far, and we are feeling the successes on the Revlon side. So, like our prospects of what we've done, we think it's not finished.
And in the case of the year-over-year, it really depends how Personal Care is going to play out during the course of next year and some of these things that we just mentioned on the appliance side. So, net-net, if you weigh the two against each other, what we see is what's in the guidance that we put out in the press release today. But we emphasize that the appliance side should continue to win in fiscal 2020.
<A - Brian Grass - Helen of Troy Ltd.>: But, Bob, let me just add that - so, to directly maybe try to talk about the year-over-year comparison, some of that's coming from Personal Care and the trend that we see in that business and then some of it's coming from the pipeline fill-in related to the Hot Tools Signature Series. So there is pipeline fill-in related to that product line that we're not anticipating the lump of in fiscal 2020. Those are the two primary components of the year-over-year.

<Q - Robert J. Labick - CJS Securities, Inc.>: Got it. Okay. Thanks. And then, one last one, and I'll hop back in queue. Just in terms of - you'll probably expand upon this next month. But maybe if you can tease us a little bit with the opportunities for international growth. You've talked about it a bit. Can you talk maybe what you have - you need to do to change and what is it for all of your Leadership Brands? Are you going to start focusing on individual brands? Or how do you intend to what I think you have been saying as accelerate international growth?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. So, it's a great question. I'll say a little here. We'll have more to say in New York when we do our Investor Day on May 21. And so, a little bit here. If you look at Phase I of the transformation and frankly the history of Helen of Troy, Helen of Troy is not focused as extensively on its international business as it is domestically. We have a nice footprint. And Health & Home is our biggest international play. And we have been expanding in the other business units, but not with force. We focused in other areas, and that's all the stuff you've heard us talk for the last five years of the Phase I.

The work that was done to create the shared services platform and now the bigger, more unified operating company makes it possible to really double down in places like Europe and Asia where we have seen growth. And the growth has been impressive and the profitability improvements also. And that said, it's coming more in Health & Home in Phase I than from the other business units.

With the unification of the leadership team level, the cultural stuff that you often hear me talk about and the shared services capability, it's now possible to reorganize and bring a multi business unit effort across the major geographies outside of the U.S. And that's where that double-down idea comes from.
And if you really look at the specifics, the products, the categories, the ability to use the online channel which has gotten much sharper at Helen of Troy in the last few years and then the underlying compensation system and other unifiers that are in the company, there's just a huge opportunity. So, we're ready now. I think if we've chosen it, in Phase I, we wouldn't have been able to eat all that was on the plate and do that too. You just heard in the results that we gave that we're proud of what we did do in Phase I, and we're ready now to add this component.
There are two very big projects active in the company, one in Asia, one in Europe, that are designed to walk the talk on what I just said. And over the next couple of years, we'll play those out across the business units across the regions. And we think we have some pretty good organic growth possibilities before potential for acquisition.
<Q - Robert J. Labick - CJS Securities, Inc.>: Great. Thanks very much.
<A - Julien Mininberg - Helen of Troy Ltd.>: You bet, Bob.
Operator: We'll take our next question from Frank Camma with Sidoti.
<A - Julien Mininberg - Helen of Troy Ltd.>: Hi, Frank.

<Q - Frank Camma - Sidoti>: Good morning, guys. Thanks for taking my question. You gave some comments around the tariffs. And it sounds like, obviously, it's definitely not as big of a concern as sort of when we initially flagged this. Can you talk a little more? And I think your comments mostly were around the cost side and the pricing. But can you talk specifically about whether you think it will or has affected consumer demand as far as that pricing increase?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Good. Thanks for the question and also your assessment, which we concur with - which is I believe that, while tariffs are important, it changes cost of goods, it changes margin structures, it changes our approach to our sourcing at times and it can change pricing in the marketplace. I believe that in the last 90 days, 180 days, the market has greatly overvalued those concerns. We said in the last call that we would take pricing. We have. It's largely resolved at this point, even the small bumps that we have. It's very common by the way in price increases that there is some lumpiness in implementation. In fact, I've been doing this for more than 30 years. And I've done a lot of pricing in my days and many other people at Helen of Troy. And I don't think it's a stretch to say that there's always a few bumps as you put pricing into the marketplace, especially across a broad portfolio, lots of customers, lots of categories and lots of channels. I think this one for us was especially well done, and we like where we are.
In terms of the impact on consumer shelf prices, which I think is what you're asking about, it's a little soon to know what impact it will have. We are encouraged by seeing other companies who have also been in the same position to take pricing. We're very pleased with the trade's response to try to contain the shelf price increases as best as possible through our efficiency, through their efficiencies, et cetera. And the consumers deserve that. And in terms of the impact it will have, we're not seeing a significant impact today. But it also may still be a little early as this stuff rolls in due to the fact that the trade may still own a little bit of inventory at the old prices and there's always that who's going to move first and how much back and forth at that same lumpiness, then sorts itself out on the shelf.
<Q - Frank Camma - Sidoti>: Okay. Got it. And moving back to Beauty and you spent some time on this, but obviously that was my biggest variance. It's just sort of absolute dollar amount, the $10 million increase, was there any timing issues there or pull-forward from Q1 or things that we should know about, like sell-in that positively impacted the quarter there that might not recur year-over-year that we should watch out for?
<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I wouldn't be too concerned. To Bob's question earlier, it's true that when you launch something new and it's designed to make an impact, then year-over-year, you have to anniversary it. So there is that mathematical truth. That said, it also gets new distribution and starts to sell through. So, you get replenishment. And since the early data is strong, we're encouraged. It's a little soon to know how big those will be and how much extra distribution it will get, how fast the replenishment orders will be. So to be able to estimate the ability to anniversary the sell-in and grow at X rate, it's hard to give a number. I think that's what you're looking for maybe for modeling purposes.
<Q - Frank Camma - Sidoti>: Yeah.
<A - Julien Mininberg - Helen of Troy Ltd.>: I wouldn't worry about it much I guess is the point. And the reason I say it is that the appliances are expected to grow in the year. So, if that's true, then no matter what the number is, there will just be more of it by the time the year is finished. I think the real question is that is it going to be enough to offset the trend that we're seeing in Personal Care, which is why you see a net small, low-single digit downward guidance for the year. Maybe for perspective, we went into fiscal 2019 similarly with a small downward guidance and other good initiatives in appliances just did well during the year. And we ended up with that plus 0.2% in the core for Beauty that we just reported.
I'm not saying that we're going to beat the guidance we just gave. I'm not saying it at all. I'm simply saying that we're working very hard to create the momentum. You heard all the drivers of it. That's why I just wouldn't worry too much. In terms of the ability to anniversary. I'm very confident, and we like the traction that it's getting. So that's why I'm telling you the answer this way.
<Q - Frank Camma - Sidoti>: Okay. And the last question just on Housewares. And this is not something uncommon. But, like, your fourth quarter tends to be your lowest adjusted operating margin, at least in the last two years I guess. Why would that be - if you're selling - I would have thought you do a lot of - don't you do the club stuff sort of in the first quarter? I'm trying to figure out like why that would tend to be a lower adjusted operating...
<A - Julien Mininberg - Helen of Troy Ltd.>: Yes. I'll say a little and leave it to Brian. The club moves around. I wouldn't have this idea that club is a Q1 thing. It's true that that happened in fiscal 2019, and that's why Brian went out of his way in his comments about the anniversary for Q1 because it's true that - you're right that there was a bunch of club; a channel that we love, by the way. There are certain kind of shoppers, certain kinds of items that go into club and just do well, big sets, bonus pack, those kind of things that are not necessarily the right SKUs for other channels. And it just so happened there was a big slug of them early in fiscal 2019. That's why the compare comment that Brian made. But if you look at club broadly, it can be in any quarter.
And in terms of the margin specifics quarter-by-quarter, Brian, I don't know if you have some color there.
<A - Brian Grass - Helen of Troy Ltd.>: And again, there's no real pattern. I don't think. But it has more to do with our advertising spend in the specific programs and events and rollouts and launches that occur in the segment and what we do to support those. And I would say that the lumpiness or the pattern is probably even less - something less that you would want to try and predict because of digital marketing and our ability to act very quickly and take advantage of opportunities and spend behind strength and quickly adapt.

So all of this is part of the changing environment that we're in, and we're trying very hard to adapt in that environment and be very successful. That will mean that we will be very quick and opportunistic with our spending. And I don't think you can always point to a certain pattern with that.
So I know it's a long answer, but I would say it has a lot to do with the spending. And we took advantage of opportunities in the fourth quarter that we like, and we're trying to get a high return on all of our spend. And sometimes that'll mean it'll be in one period one year and a different period the next.
<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. And, Frank, the last thing I'd say about this is, please remember that in the fourth quarter of fiscal 2018 we had some items that we were putting through close out channels in Housewares. So it moves things around even more. We're not trying to confuse you and say, well, therefore you can never predict it. It's frankly the reason why we give annual guidance because things do move around and then you take the seasonality which does not especially affect Housewares the way it can in Health & Home. But it makes it almost a impossible task to get down to the $0.01 by quarter or down to $1 million by - on the EPS side or down to the $1 million on the revenue.
And as Brian said in his comments, we've become very dynamic, that the environment is digital, things move fast, consumers make their choices, our product launches, others, and we would rather be able to respond as nimbly and quickly as we can to the marketplace and do what we think is right for the year, do what we think is right for the strategy and the long-term even if it pushes things around within the quarters.
<Q - Frank Camma - Sidoti>: Got it. Thanks, guys.
<A - Julien Mininberg - Helen of Troy Ltd.>: You bet. Thanks, Frank. Good questions.
Operator: We'll take our next question from Chris Carey of Bank of America.

<A - Julien Mininberg - Helen of Troy Ltd.>: Hey, Chris.

<Q - Chris Carey - Bank of America Merrill Lynch>: Good morning, how are you?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Good morning. Thanks. Hope you're well.

<Q - Chris Carey - Bank of America Merrill Lynch>: Yeah, I've been doing well. Thanks. So just on Housewares, momentum continues here. So what's the distribution runway on Hydro Flask? So you talked about East Coast, right? But if you just look at the country, or indeed the world, how far can these products really go as far as getting into new channels? And on top of that, when you think about household penetration, right, so how many SKUs are households buying today and where do you think that can go over time?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Love it. These are great questions. So let's start with the distribution. I think you know well the history of Hydro Flask. It started out actually in Hawaii, believe it or not, about a decade ago, spread quickly to the West Coast, and it's been making its way East over recent years. Our efforts in the Midwest and Southwest went far during the last couple of years and we've been working on the East.
As the brand got a lot of traction, the suction from the trade became big. And between our push to build the East and a couple of really big customers who themselves leaned in and said we prefer and want this product across our chains, across the country and including in the East, things moved very quickly over the last year.

We're not finished yet. So to your point about runway, we believe that there is more. And you can see it on the shelf that there is more items on the shelf. There's more variety. We're bringing new products which also puts new items on the shelf, and we're getting the support from some big retailers who want it that way. So this is helping as well.
You can see it in the consumption, too. I happened to spend a lot of time on the East Coast. I've got kids of college age on the subway in cities like New York or Boston, something like this, there's Hydro Flask popping out of every backpack of young people. And I can just tell you, two or three years ago it just wasn't the case.
So it's just well loved, as we sit there. And you can see it in all the outdoor lifestyle kind of behaviors where you go to hike, bike and sports and all that. You just see it a lot. It's become an essential part. That's why we have that kind of let's go positioning, because if people want to take this with them like their cellphone and their wallet, it's one of the things they'll carry in their hands.
In terms of the ability to build further distribution, it's not just the area that we're talking about, but new products will help too. So we're getting into some adjacent categories. You heard us mention three or four on the call. And some of those go beyond the bottle. So we think there's opportunities to get new distribution in the adjacencies that we have been launching into, and we're supporting them with spending and we like where we are so far.
In terms of going beyond the United States, we did mention international; and the international growth has been significant on Hydro Flask. We don't break out the percentage on the business. But I can say when we bought Hydro Flask a few years ago, that number was close to zero and it's now a meaningful percentage of the total sales. And the total sales have multiplied since we bought it. So we like that aspect.
And in the case of distribution and now consumer marketing, this is also ramping up overseas. We've done some pretty important market research studies. We know where we're focusing and we know what the insights are to make sure that we reach those consumers and develop those markets. So we're pouring effort into that to accelerate on the international side and especially in a few countries where we'll be focusing. And for competitive reasons, it's hard to get into all the details on that stuff.
And then in terms of the household penetration, I strongly concur with your point that gets into a lot of households and you ask where is the limit on this stuff and you maybe worry about saturation. We're seeing the opposite. And if there is a basic marketing concept called just one more that is working in Hydro Flask and what's driving it is new shapes, colors, lids. You might have seen we just came out with the new National Park series. They're extremely well received. People love national parks. There's almost like a, I don't know, slightly overzealous embrace of those parks around the country because people just value and cherish. And to represent that on the bottles of people who feel that way like myself, by the way, who then go and proudly support and live that lifestyle, whether it's in the parks or not, and you think maybe it's not a big deal, but it is. And for people it's just one more.
I can tell you those same kids, whether they're young kids in households or teenagers or the college kids that I was mentioning before, there always seems to be yet another color, yet another shape, the sports cap, the one for the gym, and that leads people to buy more of these. And that just one more logic is defying the concept of, well, everybody's got one so water is over, which is just not true.
And then, the last point I'd make is an environmental one. It's becoming very uncool to walk around with a single-use plastic water bottle. Just like straws became evil a year or so ago, the idea of walking around with a single-use plastic water bottle is seen by many people as an irresponsible and inappropriate behavior. Why would you do that when there are so many good alternatives? So, there's lots of reasons to continue to drive household penetration whether it's just one more, whether it's environmental or us bringing out cool new stuff that people just want.

<Q - Chris Carey - Bank of America Merrill Lynch>: And you mentioned tangential categories. How has the cooler launch been going?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's way too early to know. We just launched the spring 2019 collection, and there are some cool new cooler products. There's also the new cooler cup, which is very cool. It's a product that acts as a cozy, as well as itself a cup. And its versatility, it just won that award that we mentioned in the prepared remarks. And so, I'd say good start. We're up from basically zero in coolers. We haven't done that much, just the tote and the backpack last year. And we're now bringing new versions and new varieties. So, we'll see how they turn out, Chris. But the idea is to get beyond the bottle. And that's the only upside for Hydro Flask.

<Q - Chris Carey - Bank of America Merrill Lynch>: Got it. And then, just on the M&A front, you continue to talk about use of capital and suggested that that will continue to be something that you're going to be focusing on in the coming fiscal year. Is there a reason why you haven't executed a deal yet? Is it a matter of fit? You just really want to make sure that you're doing the right thing. And if not, there's obviously no reason to put that capital to work?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's an important area, and it was true in Phase I, it will be true in Phase II. I think the only difference between Phase II versus Phase I is we'll be even more selective in Phase II to make sure that we're bringing the right stuff into Helen of Troy. If there's a cute little tuck-in that's just right for us or a smaller upstart type of business where we think their skills plus our machine is a better-together scenario, we might buy some smaller things. But on the medium or larger ones, it's not about being so picky that we don't buy or there's something wrong in our process. Frankly, we've looked at many, countless frankly, in the last couple of years. So, you say, well, that's three years of saying no. You must be saying no a lot. There was hair on the deals that we got far on. And I think you and our shareholders would prefer that we don't buy something that looks good, uses the balance sheet, but nonetheless creates nightmares for us from an ownership standpoint and we end up in a difficult situation where there's impairments, inability to grow, drags on our operations and our results. And that's not a responsible stewardship of capital. Sometimes, we just see the marketplace as well, take our stock for - to the cleaners and it demonstrates to us an opportunity to put the capital to work by eating our own cooking. So, we've done that from time-to-time as well.
And then, in terms of both prospects, frankly, there's a couple of good ones right now. And we'll see where they go. But we're going to be very careful on the diligence front. And there is some stuff out there that looks awfully shiny right up until you open the hood. And then, you get around there in just a few weeks that we don't think are right or that the buyer might not acknowledge are there.
<Q - Chris Carey - Bank of America Merrill Lynch>: Makes sense. Thank you.
<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, yeah. We're focused on M&A. And people might be frustrated and say, okay, good. Then, buy something. But something is not a good answer, frankly. Buy something exceptional, now that's what people should be asking us to do.
You bet. You bet, Chris.

Operator: We will now take our next question from Linda Bolton-Weiser Weiser of D.A. Davidson. Please go ahead.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Hey, Linda.

<Q - Linda Bolton-Weiser - D.A. Davidson & Co.>: Hi. So, in terms of the potential sale of Personal Care, I mean, there's undoubtedly going to be some earnings dilution related to that. Are you thinking you can absorb that into your guidance? Or are you going to just kind of reduce guidance later? And then, related to that, there will be a little bit of unabsorbed overhead related to setting that business, so do you intend to take some sort of special cost reduction actions to mitigate that? So - yeah, that's my first question.

<A - Brian Grass - Helen of Troy Ltd.>: Hey, Linda. It's Brian. We - yes, you're correct that there would be an impact from Personal Care upon divestiture. And we would adjust our guidance accordingly if and when that were to occur. I think you've seen us be active in terms of share repurchases, which I would say fills in some of the EPS impact that might occur in the future. And we've been taking significant cost reduction steps in Beauty as you've seen. So, I don't want to say we did it in advance because we didn't know definitively that we would be in a divestiture process. But I think we've taken a lot of steps already in terms of share repurchases and cost reduction in an effort to offset any EPS impact.
There will be strand -- some stranded overhead that we simply won't be able to get out. But I would say it's not hugely meaningful at - especially at a total company level, the amount that that we'll end up absorbing. And we believe even if there is slight EPS dilution in the aggregates that the benefits to our growth rates and our ability to expand margins in the future will improve dramatically. So, we believe that it's worth it to consider this step because even though in the absolute there might be slight EPS decretion or ability to grow and to continue to expand margins off of the continuing ops base will be much greater.
<Q - Linda Weiser - D.A. Davidson & Co.>: Okay. And then, can I just ask about the guidance for the next fiscal year in terms of the top line growth? I mean, Housewares, I believe you guided to 4% to 6% growth. I mean, that's pretty strong, considering that you had - I think you had some shelf space gains in OXO in the past fiscal year and the Hydro Flask distribution gains. I'm having a hard time just getting really comfortable with feeling that you can do that type of growth on top of such good growth that we've just seen, given that maybe distribution gains have happened a lot already in both businesses. And how would the Hydro Flask and OXO growth be, like, similar for the two businesses? Or would one be expected to grow faster in FY 2020? Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Good question, Linda. So, we just gave the guidance. We do believe in it. And we think the 4% to 6% is correct. We are proud to be able to do what you just said in terms of a challenge, which is we've been growing strongly. We just put a terrific year on the books for Housewares, as well as each of the two brands in it. And to grow over that is no mean feat. That said, we just did it in Q4. So, it's not only possible, but it's happening. So, we like the momentum.
If you look at the building blocks in our forecast for the year, they're strong and we we've listed many of them in the prepared remarks. The digital investment is significant. The distribution and new product stuff that was talked about in the response to Chris's question about Hydro Flask is substantial. And OXO is not only an absolute phenomenal new product development machine, but that marketing pillar that we've been building is substantive in OXO and it is increasingly getting spending behind it as it proves its ROI and demonstrates that it can win. It started out with things like content and video and A-plus pages on Amazon. And this kind of thing is going well beyond this now. And the engine has got room to add a few more cylinders.
If you look at OXO's distribution, unlike Hydro Flask, OXO is widely distributed. So, there's going to be fewer distribution gains in the United States. That said, outside of the United States, that expansion that we've been touching on for Phase II and that Bob was asking about earlier in the call is meaningful and we are putting effort into international not just for Hydro Flask but also for OXO. OXO has an international business. It is growing nicely. In fact it's growing faster than in the U.S. But we'd like to make it bigger and still grow it at a good rate. So while smaller numbers, but not small.

And in terms of both brands, Hydro Flask will grow faster than OXO. And yet, OXO has a significant track record of growing somewhere between the mid- and the high-single digits. So, it's no slouch. And yet, Hydro Flask has been growing faster and we expect that to continue for fiscal 2020. All of that's enough to put the 4% to 6% on top of a hell of a year in fiscal 2019. And frankly, the last couple of years have also been good for those brands. So, we like the momentum.

<Q - Linda Weiser - D.A. Davidson & Co.>: Thank you. That's helpful. And then, finally, do you - we've heard about this really rainy weather and flooding in many parts of the country. Does that have any impact at all on your humidifier sales? Or are yours more health related rather than environment related? Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I am glad this question came up because it's an opportunity to help in a couple of ways. Just one specifically and then to your question a little bit more broadly. But specific to your question, we don't think that rainy weather will sell more humidifiers. Sometimes, dehumidifiers become interesting. But frankly, it's not a big business for us. And I think you might have mentioned that in one of your reports about the dehums.
Humidifiers for us are seasonal, but more related to cold and flu. Vicks has an outright leadership position by a large margin in pharmacy where - that you're talking about things like cough, cold, congestion, all that kind of stuff and that's where it's seasonally exposed. The Honeywell humidifiers and to some extent the Vicks ones tend to be more for the home environment. So, not when you're sick and those tend to be driven more by dry skin, dry weather, plants, furniture, the comfort in your breathing passages, some people get bloody noses just from dry heat this kind of thing. And that sells a lot of humidifiers. Relative humidity levels between 40% and 60% are just kind of good for the human life form. And a lot of houses are not at that humidity level. And so, the humidifier is selling in that regard.
On the broader point, this idea that Health & Home is somehow driven by huge events, whether it's tornado, flood, fire, cold, flu, famine, pestilence, all this kind of stuff, it's really just a good, solid business that responds to the basic needs of people in each of our categories. And then, when there are some sort of events like a forest fire, it comes close to a large populated area, where the smoke blows into the major cities like we've seen in places like China, the smog that finds its way everywhere. And that does tend to help.
If you see super cold weather, people get cold and they buy things like space heaters. And we are a big player in space heaters. So, those things do help. But the basic human needs is what drives those categories. And every now and then, something spikes whether it's cold, flu or polar vortex or like the big weather you're talking about in the Southeast right now, hails or something like this. And people pay attention. But it has to extend itself and prolong itself for it to become a big, big driver of the seasonality. Other than that, it just kind of pokes along and rides with the seasons and we try to kick some butt in those categories with the better marketing, better products, better branding.
<Q - Linda Weiser - D.A. Davidson & Co.>: Okay, Julien. Thanks a lot.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Sure. Appreciate it, Linda. Thank you.

Operator: We'll take our final question from Steve Marotta of C.L. King & Associates.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Hey, Steve.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Good morning, Julien, Brian, Jack. Please allow me my congrats as well on the fourth quarter. I have a couple of questions. But you know what? I'll limit it to one. I'll take the rest offline. I know we're running late. Just to put a finer point on it, there was a mention that the pricing actions associated with tariffs are now in the rearview mirror. And again, just to put a finer point on it, in the previous conference call that you decided one or two customers that offered a significant pushback and so much so that it affected their guidance for the entire fiscal year last year, can you speak specifically to that dynamic?

<A - Julien Mininberg - Helen of Troy Ltd.>: YYeah - and so, yes, largely resolved on the pricing action. And in terms of the comments from the last call, just for clarity, one customer and only two categories and we work with tens and hundreds of customers and across like a dozen categories. So, you're talking about de minimis percentage. The only reason we disclosed it at all last call was because it happened to affect the outlook for the fourth quarter. And frankly, we put a $5 million size on it. We saw the market take a pretty big bite out of us over $5 million on roughly a $400 million quarter or kind of a 1% number. We were stunned to be honest. And we said on the call and in our webcast for March from the ICR conference just a couple of days later that we thought that that was not only overblown but wrong and that the result was that we were in pretty good shape. And you heard me say earlier, the pricing just happens to have a little lumpiness as it gets executed and we were at that stage. The market somehow got the idea that we got into a big tussle with our biggest customers across the board or something. And it just was never true and we kept saying so.
In the case of the current status, one of the categories is resolved entirely with that customer and the other one is on its way, not fully done. That's why we just said it's largely resolved, and we see some ways to get through even this one very small part that's left. So, we're not especially worried about it. And even if you did the math on it, you'd have to get pretty far to the right of the decimal point to define the impact.
<Q - Steve Marotta - C.L. King & Associates, Inc.>: That's very helpful. Congrats on getting that behind you. Thank you for the clarity. And I will take the balance of the questions offline. Thanks again.

<A - Julien Mininberg - Helen of Troy Ltd.>: You bet.

<A - Brian Grass - Helen of Troy Ltd.>: Thank you.

Operator: And, ladies and gentlemen, this concludes today's question-and-answer session. I would like to turn it back to the speakers for any additional or closing remarks.
Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Yeah. Thank you, operator. We appreciate your support, all of our investors and our analysts, and we're very proud of the quarter, the year and all the progress on Phase I. I can assure you we are hard at work executing our plans that we believe will drive another successful year in fiscal 2020 and for the beginning of Phase II. We also look forward to sharing more detail on Phase II with you at our Investor Day on May 21 in New York City, which is the same day that we will be ringing the NASDAQ opening bell to celebrate our 50th anniversary.
So, with that, I'd say thank you very much and appreciate you being with us today.

Operator: Ladies and gentlemen, this concludes today's question-and-answer session - excuse me, ladies and gentlemen, this concludes today's conference. We appreciate your participation.